EXHIBIT 10.5

EMPLOYMENT, CONFIDENTIALITY

AND NON-SOLICITATION AGREEMENT

THIS EMPLOYMENT, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT dated as of April 20, 2016 is by and between Fision Holdings, Inc., a Minnesota corporation, a wholly owned subsidiary of FISION Corporation (hereinafter “Company” or “FISION”) and Wade Anderson (“Employee” or “Anderson”), whose social security number is xxx-xx-xxxx.

WHEREAS, FISION desires to have the availability of Employee’s expertise in general and technology management and business leadership as an Employee; and

WHEREAS, Employee desires to be employed by Employer to provide such services; and

WHEREAS, Employer and Employee have reached this Agreement in good faith and in arm’s length negotiations, separate and apart from any other agreements.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth below, the parties hereto agree as follows:

1. Duration of Employment. Effective May 1, 2016, Employee is hired by FISION in the capacity of Chief Technology Officer (“CTO”) & Chief Product Officer (“CPO”) and shall remain employed until terminated as provided herein.

2. Duties of Employee. In accepting employment by FISION, Employee shall undertake and assume the responsibilities and duties as follows:

a.	Employee to perform in the function of Chief Technology Officer (“CTO”) & Chief Product Officer (“CPO”) of FISION effective officially as of May 1, 2016 on a full-time basis;

b.	CTO/CPO to report to the Chief Executive Officer of FISION;

c.	CTO/CPO has direct responsibility for all Fision platform/software development, architecture and completion, testing and acceptance of existing and future releases of the Fision platform, on-going maintenance of the Fision platform & related systems, successful daily operation, including resource identification and allocation of the FISION cloud based solution(s) in accordance with the collective input of the leadership team and final approval of the CEO and Board of Directors.

d.	Employee to use best efforts in the maintenance and development of the FISION products, technology and services;

e.	Employee to perform all responsibilities and duties in a professional manner;

f.	Employee to promptly comply with all policies, rules and regulations that may be issued from time to time by FISION; and

g.	Employee agrees to devote his best efforts and all necessary time, energy and efforts to the position set forth above. Employee will not engage in any consulting, freelance or part-time position or work without the prior written consent of FISION, which would limit in any respect Employee’s ability to devote time, energy and efforts as required herein. Such written consent shall not be unreasonably withheld by FISION. Notwithstanding the foregoing, Employee shall be entitled to perform non-competitive consulting and freelance work during evenings and weekends without the prior written consent of FISION, provided the same does not interfere with Employees normal job duties. The Employee shall also be free to serve on non-profit boards and do volunteer work without FISION’s prior written consent.

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3. Compensation. Employee’s compensation plan is set out in Addendum “A” attached hereto and by reference made a part hereof.

4. Additional Benefits. In addition to the compensation referred to in Section 3 above, Employee shall be entitled, during the term of this Agreement, to participate in the fringe benefits programs provided by Employer to its employees, including without limitation, participation in any medical, dental or other group health plans (including coverage for Employee’s immediate family) or accident benefits, disability benefits, life insurance benefits of a minimum policy of $500,000 payable to Employee’s designated beneficiaries (including key man insurance), pension or profit-sharing plans, shall be instituted by Employer, in its sole discretion, 401K matching program and health club membership, including Lifetime Fitness - Onyx Executive. Employee shall be entitled to and FISION agrees to grant Employee twenty (20) days of paid personal time off (PTO) per year. Such PTO shall be used for vacation, sick leave and all other non-working absences while employed by FISION.

Any of the additional benefits referenced in this Section 4 and provided by Employer to its Employees may not be terminated or amended by Employer. In the event that any benefit referenced above is terminated or amended on a company-wide basis, such termination or amendment shall in no way affect Employee’s covenants, agreements and obligations pursuant to this Agreement.

In addition to the compensation and benefits set forth herein, FISION shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee within the guidelines established, from time to time by the Officers of the Company. All approved business expenses and reimbursements will be paid to Employee after Employee submits a timely general expense report with supporting documents of actual expenses incurred.

5. Term and Termination of Employment. The employment of Employee is effective on the date set out in Paragraph 1 and shall remain in effect until terminated as set forth below.

The term of the employment agreement shall be for an initial term of twenty-four (24) months. (the “Term”). On each anniversary date hereof following the Term, this Agreement shall automatically renew for an additional Term of one (1) year, unless the Company has notified the Employee in writing in accordance with this Section 5. below. Upon termination for any reason, Employee shall concurrently resign as an officer of the company.

Upon termination for any reason, Employee would have up to 90 days from termination date to exercise any vested stock options. FISION would at its option also be able to repurchase any FISION stock owned by Employee at the then prevailing fair market value within 91 days of termination. At the time of termination, if there is a pending merger, sale, IPO or liquidation transaction, then Employee, at his option, may elect to have the fair market value be determined by the subsequent valuation at any time prior to the closing of such transaction.

A “for cause” termination by FISION shall be defined as: (a) violation of the Company’s Code of Conduct, or any policy prohibiting harassment, discrimination, disclosure of confidential information, alcohol or drug use, or retaliation, which is not corrected or remedied within thirty (30) days after a demand for performance has been delivered to Employee in writing, which writing must specify in reasonable detail the steps needed to correct the same and that failure to do so will result in a “for cause” termination of employment, in each case related to FISION or its business, (b) Employee’s conviction of a criminal offense that would be classified as a felony under the applicable criminal code or involving moral turpitude, dishonesty, or breach of trust, in which case no prior written notice shall be required, (c). Employee’s failure to satisfactorily perform Employee’s reasonably assigned and reasonably attainable duties (other than as a result of incapacity due to physical or mental condition) which failure is not corrected or remedied within thirty (30) days after a demand for performance has been delivered to Employee in writing, which writing must specify in reasonable detail the manner in which Employee is not performing Employee’s duties and the steps needed for the Employee to correct the same and that failure to do so will result in a “for cause” termination of employment.

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If the Company terminates employee not “for cause” as defined above, Employee shall be entitled to and FISION agrees to pay Employee the following severance pay based upon Employee’s base salary then in place as set forth on Addendum A hereto: A) after the first year anniversary of employment, six (6) month’s severance pay; B) after the second year anniversary of employment and each subsequent year thereafter, an additional two (2) month’s severance pay up to a maximum total severance of twelve (12) months. In the event of a change of control of the Company, the severance package to the Employee in the event of termination for any reason will be a minimum of twelve (12) months and up to fifteen (15) months, if earned by Employee as set forth above.

Those provisions of this Agreement which, by their terms, continue after termination of the engagement relationship (including, without limitation, paragraphs 6, 7, 8, 9 and 13) shall survive termination and remain in full force and effect.

6. Confidential Information and Trade Secrets. Employee recognizes that Employee’s position with FISION is one of trust and confidence. During the course of Employee’s employment with FISION, Employee will become acquainted with confidential information relating to FISION’s business including, without limitation, information relating to FISION’s vendor relationships, to FISION’s business allies, to FISION’s customers, to FISION’s strategic and marketing plans, to FISION’s finances and pricing, to FISION’s software applications, and to FISION’s proprietary processes and methods of doing business. Employee understands and agrees that there is independent economic value in not having FISION’s confidential and proprietary information known to others in the industry.

Therefore, by accepting employment with FISION, Employee agrees to respect all confidences and not to, directly or indirectly, use any of FISION’s confidential or proprietary information for its own benefit or divulge any of FISION’s confidential or proprietary information to any third party. Employee further agrees to cooperate in all efforts to see that the confidentiality of the information with which Employee deals, and to which Employee has access, will be maintained.

7. Inventions and Intellectual Property. Employee agrees that all copyrightable materials, trademarks, inventions, discoveries, designs, product developments, computer software, and any other intellectual property which are, or have been developed or conceived by Employee, either solely or jointly with others (a) in the course of performance of its duties on behalf of FISION, or (b) utilizing the equipment, supplies, facility or information of FISION, or (c) relating to, or capable of being used or adopted for use in connection with the business of FISION, shall inure to, and be the property of FISION. Any such copyrightable material, trademark, invention, discovery, design, product development, computer software, or other similar property must be promptly disclosed to FISION.

Employee agrees to execute such documents and provide such assistance as FISION may reasonably request in order to enable it (a) to apply for a copyright, registered design, registered trademark, patent, or other protection for any copyrightable material, trademark, invention, discovery, design, product development, computer software, or other similar property described above, or (b) to be vested with exclusive title, free and clear of any liens or encumbrances, to any such copyrights, trademarks, trade names, inventions, discoveries, designs, product developments, patents, and any similar property. If any such request for assistance occurs after termination of Employee's employment with FISION, Employee shall be entitled to reimbursement of all reasonable expenses incurred by it as a consequence of that assistance, including reimbursement for the value of its time at a reasonable hourly rate.

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NOTICE: This paragraph does not apply to a past or future invention for which (1) no equipment, supplies, facilities or trade secret information of FISION was used and (2) which was developed entirely on Employee's own time, and (3) which does not relate (i) directly to the business of FISION, or (ii) to FISION’s actual or demonstratively anticipated research or development and (4) which does not result from any work performed by Employee for FISION.

8. Non-Solicitation. In view of the unique value to FISION of the services to be performed by Employee, the Confidential Information to be acquired, obtained by or disclosed to Employee, and as a material inducement to FISION to enter into this Agreement and to pay and provide to Employee the compensation and benefits referred to in this Agreement, Employee covenants and agrees that, during the term of Employee’s employment with FISION, and for a period of one (1) year thereafter, Employee will not, on behalf of anyone other than FISION (including Employee);

(a) directly or indirectly solicit, contact, sell to, service, or assist in the solicitation, contact, sales or services to customers,, vendors, referral sources, or strategic allies of FISION with whom Employee had any contact during Employee’s engagement with FISION if that solicitation, contact, sales, or service, or assistance with solicitation, contract, or sales relates to a product or service which is offered by and is in competition with FISION, except for those customers, vendors, referral sources or strategic allies Employee is bringing to the Company as set forth on Addendum B hereto, or

(b) directly or indirectly, induce, encourage, solicit, or assist in the inducement, encouragement, or solicitation of Employees, vendors, customers, or business allies to terminate their relationships with FISION.

9. Breach of Covenants. The terms of paragraphs 6, 7 and 8 shall be enforceable in both law and equity, including by temporary restraining order or injunction, notwithstanding the existence of any claim or cause of action between the parties, whether predicated on this Agreement or otherwise. The parties agree that in the event of a breach by Employee of any of the terms of paragraphs 6, 7 and 8, FISION would suffer irreparable harm. In the event FISION brings any proceedings to enforce the provisions of paragraphs 6, 7 and 8 of this Agreement, the prevailing party shall be entitled to recover costs, including reasonable attorneys’ fees.

10. Waiver. The waiver by FISION of due performance of, or compliance with any provisions of this Agreement shall not operate or be construed as a waiver of its right to demand due performance or compliance by Employee thereafter.

11. Severability. In the event that any term or portion of this Agreement is determined to be invalid or unenforceable, the parties intend and agree that the remaining terms shall continue to be valid and enforceable in all respects. Moreover, the parties intend and agree that the non-solicitation provisions of paragraph 8 of this Agreement may be judicially modified so as to make them enforceable should a court believe that they are overbroad in any respect.

12. Assignment and Modification. The rights and obligations of FISION under this Agreement shall inure to the benefit of, and be binding upon the successors and assigns of FISION. The rights and obligations of Employee under this Agreement, however, shall not be assigned to others.

13. Arbitration. This Agreement is deemed to have been made in the State of Minnesota and shall be interpreted pursuant to Minnesota law. The parties shall make good faith efforts to work through any disputes over the language or intent of this Agreement or over the performance of obligations hereunder. However, any unresolved disputes arising from, or relating to this Agreement or the relationship between the parties shall be resolved through binding arbitration conducted under the auspices of the American Arbitration Association at its Minneapolis, Minnesota office. The parties shall equally split the cost of any arbitration but the arbitrator is empowered to award to the prevailing party reimbursement of those costs and other reasonable attorney’s fees and costs related to the arbitration. The existence of this arbitration clause shall not prevent FISION from initiating suit to seek injunctive relief in the manner contemplated in paragraph 9 above. However, any damage claim, including damage claims arising from the same alleged breach, which resulted in a suit for injunctive relief, shall be resolved through binding arbitration. Either party shall be entitled to docket an arbitration award in any court of competent jurisdiction.

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14. Governing Law. The parties agree that this Agreement has been executed in the State of Minnesota and shall be governed in all respects by the laws of said state.

15. Entire Agreement. This document contains the entire agreement of the parties relating to the subject matter hereof. No waiver, change or modification of any of the terms hereof shall be binding on either party unless executed in a writing signed by both parties.

16. Opportunity to Review. Employee acknowledges that Employee has had the opportunity to review this Agreement, and to have Employee’s attorney, if Employee is represented by any such attorney, do the same, before executing the Agreement. The Agreement accurately recites the product of negotiations between the parties.

17. Good Faith. The parties hereto shall exercise good faith in the undertaking of all the duties, obligations, rights and responsibilities set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be bound hereby.

FISION Holdings, Inc.

By:

Its:

EMPLOYEE:

By:
Wade Anderson

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ADDENDUM

THIS ADDENDUM, is effective April 20, 2016, by and between FISION Holdings, Inc., a Minnesota corporation (hereinafter “FISION” or “Company”) and Wade Anderson (hereinafter “Employee”).

WHEREAS, this Addendum is fully incorporated into the EMPLOYMENT, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT effective May 1, 2016 (“Agreement”) between FISION and Employee and specifically addresses Employee’s compensation and benefits per Sections 3 and 4 of that Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to as follows:

1.	BASE SALARY COMPENSATION - Effective May 1, 2016, Employee shall be paid a base salary compensation of SIXTEEN THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND 67/100 ($16,666.67) per month in accordance with the Company’s payroll policy, if any.

•	Employee will earn compensation of SIXTEEN THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND 67/100 ($16,666.67) per month, ($200,000 annually).

•	Future increases in base salary compensation shall be reviewed at least annually for potential increase relative to company performance and compensation levels at comparative companies.

2.	PAID-TIME-OFF and OTHER BENEFITS - FISION agrees to grant Employee twenty (20) days of paid personal time off (PTO) per year, vested in advance with accruals for unused PTO, from the original start date. Such PTO shall be used for vacation, sick leave and all other non-working absences from FISION. Employee will be eligible to participate in all other company benefits available to any other FISION employee. Upon termination of employment, Employee shall receive payment for any earned and unused PTO.

3.	FISION BONUS, STOCK AWARDS,STOCK OPTIONS AND COMMISSIONS - Employee will receive performance pay bonuses, up to $60,000.00 annually, bringing Employee’s total gross base salary and bonus compensation to a target of $260,000. The foregoing bonus compensation will be paid quarterly. Within the first month of employment, Employee and the CEO will jointly determine and memorialize in writing a performance bonus program for Employee based on milestones achieved, both individually and the company meeting its goals. Employee will also earn an additional sales commission of 5% of any recurring revenue for new customers identified by Employee, of the initial contract length, up to three (3) years.

FISION also awards to Employee 1,600,000 stock options, to be vested over four years, with a quarterly vesting schedule, after an initial six-month period, with a strike price of $0.35 per share, as long as Anderson is an employee of the Company, to purchase common stock of the Company, as detailed in the non-qualified stock option agreement provided herewith. On each year end, based on company performance and C-level position, Employee shall receive a grant of stock options based on agreement from the Board of Directors. Employee will also have a cashless provision upon the exercise of any stock option granted to Employee. In addition to the foregoing, FISION also awards to Employee 50,000 common shares of stock as a signing bonus.

4.	TERMINATION OF ADDENDUM - This Addendum shall terminate upon execution of a new Addendum A or by termination of the Agreement and any extensions.

IN WITNESS WHEREOF, the parties have made and entered into this Addendum effective as of the date first written above.

EMPLOYEE:		FISION HOLDINGS, INC.

By:		By:
Wade Anderson
Title:

Date:		Date:

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